ZipRealty Announces Second Quarter 2012 Results

•	Adjusted EBITDA of $1.1 Million Compared to a Loss in 2Q Last Year
•	Reorganization in Rear View Mirror; Focus is on Growth
•	Company Signs Two More Leading Brokerages to Powered by Zip

EMERYVILLE, Calif. – August 8, 2012 - ZipRealty, Inc. (http://www.ziprealty.com) (NASDAQ: ZIPR), the nationally ranked real estate brokerage network powered by proprietary technology and effective online marketing, today announced financial results for the second quarter ended June 30, 2012.

Second Quarter 2012

Net revenues were $20.3 million, a 14% decrease from the $23.6 million reported in the second quarter last year. Excluding markets closed during the past year, net revenues of $20.3 million decreased 8% from the same market net revenues of $22.1 million in the second quarter last year. The Company’s net income for the quarter was positive $314 thousand, or net income of $0.02 per share, compared to a net loss of $972 thousand, or net loss of $0.05 per share, in the period one year ago. Adjusted EBITDA for the quarter was positive $1.1 million versus negative $54 thousand in the second quarter last year.

Lanny Baker, President and CEO of ZipRealty, commented, “We made significant improvements to our business model in recent quarters, as can be seen in the sharply improved bottom line results announced today. At the same time, ZipRealty is also making major advances in our consumer experience, increasing agent productivity in our owned & operated brokerage and expanding the Powered By Zip network.”

“Continuous enhancements to our consumer-facing technology are the starting point for everything else, and the results so far are exciting. Our Net Promoter Score ® for ZipRealty.com increased over 7 points in the past 7 months, reaching a company record, and our website traffic is again growing at double digit rates year-over-year. Consumers rank our mobile app highly above other similar offerings, and mobile usage by ZipRealty consumers and agents is twice what it was a year ago.”

“In our owned & operated business, over 70% of ZipRealty agents now participate in our groundbreaking Agent Rating and Reviews service, and the feedback and star-ratings – an average of 4.86 stars out of 5 through the first six months of 2012 – reflect record levels of consumer satisfaction with the quality of our team.”

“We expanded the Powered By Zip network with the addition of Prudential Tropical Realty in Tampa and Illustrated Properties in Palm Beach, both of whom rank second in their respective metro areas. Separately, Powered by Zip was named the “Most innovative real estate website or Web service” by Inman News ® in their recently announced 2012 Innovator’s Awards.”

“Finally, we are pleased to announce a new marketing agreement with Citibank N.A, a subsidiary of Citigroup. This new relationship with Citibank, which is one of the country’s strongest banking brands and an online innovator, represents a strong validation of ZipRealty’s successful consumer engagement and strong online presence.”

“Our strong Adjusted EBITDA in the second quarter provides confidence that we’ll achieve our 2012 financial performance goals. As we reiterate our expectation of positive Adjusted EBITDA for 2012, we are planning investments to drive growth in the years to come.”

“The vision of ZipRealty has always been to create an easy and efficient way for people to buy or sell real estate. Modern consumers continue to evolve the ways in which they want to interact and transact with a real estate company and we are focused on positioning ZipRealty to be the company that most effectively meets their demands. Our unique combination of world-class technology, comprehensive and current information and all-star local agents already resonates with a significant and growing number of home buyers and sellers: Through June 30, 2012, we closed $1.3 billion in real estate transaction home value from our owned and operated business. Simultaneously, our PBZ partners closed $101 million in transaction home value using our systems.”

“I am more confident than ever that we will continue to create a superior home buying experience for consumers, to improve our real estate agents’ and partners’ competitiveness, and continue to add significant value to our Company.”

The Company announced the following operating metrics for the second quarter of 2012:

•	The total value of real estate transactions closed decreased to $734 million in the second quarter of 2012 versus $952 million in the same period last year. The total value of same market real estate transactions closed was $734 million in the second quarter of 2012 versus $891 million in the same period last year.
•	Average net transaction revenue per close was $6,560 compared to $5,558 in the same period last year. Same market average net transaction revenue per close was $6,560 compared to $5,653 in last year’s second quarter.
•	The total number of transactions closed in the quarter was 2,924 compared to 3,992 in the same period last year. Same market total transactions closed were 2,924 compared to 3,664 in the prior year’s second quarter.
•	At June 30, 2012, there were 1,508 ZipRealty agents engaged, down from 2,197 agents at the end of the second quarter last year and 1,624 agents at March 31, 2012.

Balance Sheet & Liquidity

As of June 30, 2012, the Company had approximately $19.1 million of cash, cash equivalents and short-term investments, with no long-term debt. Relative to March 31, 2012, the Company’s cash, cash equivalents and short-term investments increased by approximately $539 thousand.

Financial Outlook

Based on current information, the Company expects third quarter 2012 net revenues to be approximately $19 to $20 million and anticipates that Adjusted EBITDA will be positive in the range of $500 to $700 thousand.

For the year 2012, the Company expects to achieve positive Adjusted EBITDA.

Mr. Baker commented, “As we discussed in our recent call, we did see an uptick in housing prices during the second quarter, although the dampening effects of high unemployment, declining inventory, and further foreclosures still present challenges to recovery in the housing market.”

“In this competitive environment, ZipRealty is well-positioned to capitalize on the increasing demand by the consumer for transparency and market knowledge and the need by real estate agents to improve their productivity.”

Recent Highlights

•	ZipRealty continues to expand the Powered by Zip network with the recent addition of Prudential Tropical Realty in Tampa and Illustrated Properties in Palm Beach. Prudential Tropical Realty has served Tampa since 1959. This brokerage grew transaction sides 24% from 2010 to 2011 and closed $571 million in real estate in 2011 for a market share of 12.5%. Its performance ranked second in the Tampa area and fourteenth nationwide among all Prudential offices. Illustrated Properties has served the Palm Beach area for 37 years. With $865 million of closed volume in 2011, Illustrated Properties ranked second in the Palm Beach area.

•	The Q1 improvements to the ZipRealty website and mobile applications, including Agent Reviews and Ratings and Agent Comments, are already showing promising results. In Q2, the Company continued to push forward on improving client engagement and conversion from both the website and mobile apps.

o	Increased Client Engagement: New tools to keep mobile and web users engaged, both before and during their home search or sale.
▪	Push Notifications: ZipRealty mobile apps now alert users as soon as new listings come on the market that match their search preferences.
▪	Watch This Property: Registered users can sign up to receive market notifications for off-market properties, including recently listed and sold homes in the area. An especially useful tool for home owners, “Watch This Property” notifications keeps registered users engaged with ZipRealty.com even when they’re not actively looking to buy or sell.

o	More Mobile App Engagement: ZipRealty’s mobile apps are among the very best-in-class in the mobile arena. Specifically, our latest iOS app is generating positive reviews and is currently rated 4.5 stars in the iTunes Store. Positive word-of-mouth and an improved user experience on mobile devices are making a difference: mobile traffic is up well over 100% year-over-year, and more than 25% of our users now connect to ZipRealty via mobile devices. These improvements are also driving real results, as mobile users are 28% more likely to request a home showing with a local ZipRealty agent than website users.

o	Agent Marketing Engagement: Since launching Agent Reviews and Ratings in Q1, over 70% of all agents on ZipRealty.com have chosen to take advantage of the program. Additionally, since launching Agent Comments, agents on ZipRealty.com have commented on thousands of homes for sale. Combined, these powerful marketing tools are causing an increase in the number of clients who are contacting agents directly.

•	We recently entered into a marketing agreement with Citibank N.A., a subsidiary of Citigroup, which augments our existing mortgage lender relationship with New American Mortgage. We expect these combined arrangements to offset fully the revenues we received previously from Bank of America once the agreements are fully implemented.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure it refers to as Adjusted EBITDA. The Company defines Adjusted EBITDA as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that the Company does not consider reflective of its ongoing core operating performance. This non-GAAP measure is provided to enhance the user's overall understanding of ZipRealty’s current financial performance and its prospects for the future, particularly in comparison to the practices of other reasonably similar firms. ZipRealty believes this non-GAAP measure provides useful information to both management and investors by excluding certain items it believes are not reflective of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP measure presents key information the Company uses for planning, forecasting its future operations and as a measure for determining management compensation. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most comparable GAAP measure, net income (loss) is provided in the attached tables.

Conference Call Details

A conference call to discuss second quarter financial results will be webcast live on Wednesday, August 8, 2012 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 888-771-4371, passcode: 32984056. A replay of the call will also be available through August 15, 2012 at 888-843-7419, passcode: 32984056#.

About ZipRealty, Inc.

ZipRealty is a leading national real estate brokerage and provider of proprietary technology and comprehensive online marketing tools for the residential real estate brokerage industry. For home buyers and sellers who increasingly want control, choice and a seamless, customized service, ZipRealty offers Internet-enabled, state-of-the-art technology and complete access to accurate, timely information via their website and mobile applications, which real estate professionals can combine with their own local knowledge and personal expertise to offer an exceptional start-to-finish client experience. For real estate professionals who seek more productive ways to conduct business, ZipRealty provides technology and online marketing tools to enhance their online sales channel, including lead generation, conversion and service of their clients.

The ZipRealty technology and online marketing products serve its full-service, owned-and-operated residential real estate brokerage business in 20 markets nationwide, as well as its Powered by Zip network of leading third-party local brokerages in ten markets.

Like us on Facebook, follow us on Twitter, or for more information, visit http://www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the federal securities laws, including, without limitation, statements regarding driving the Company’s brokerage operations to a cash flow positive financial position, achievement of the Company’s 2012 financial performance goals and positive Adjusted EBITDA in 2012, creation of a company that most effectively meets consumer demands, continued creation of a superior home buying experience for consumers, continued competitive improvement of agents and partners, continued addition of significant Company value, capitalizing on increasing consumer demand for transparency and market knowledge and the need for improved agent productivity, the state of the housing market and related factors such as unemployment, housing inventory, foreclosures and lending standards, and statements under “Financial Outlook” concerning expected net revenues and adjusted EBITDA for the third quarter of 2012 and expected adjusted EBITDA for full year 2012. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to the Company’s history of losses and expectations concerning future losses, volatility in the real estate market, macroeconomic factors such as unemployment, tight credit, inventory levels, foreclosure processing delays and the impact of government programs, recent changes to the Company’s business model and operations that may not realize intended results, changes in lead patterns, agent turnover and agent productivity that may result from opening the Company’s website to provide users with access to more information before registration, the Company’s ability to comply with often complex federal and state laws and regulations concerning its agent classification, compensation, termination and other business practices, to reverse market share declines, to build its new and unproven Powered by Zip network, to successfully adapt to changes in the management team, to remain an innovation leader in its industry, to access leads and MLS listings from third parties that it does not control, to adapt to changes in technologies and practices relating to the nature and use of information, to protect arrangements for diversifying its revenue stream, to attract agents with its atypical value proposition, and to manage the growth of technology and control systems, the impact of website advertising and lead generation services on the visit-to-transaction pathway of potential customers, the Company’s pursuit of revenue growth opportunities that may reduce its profit margins, seasonality, protecting the privacy of consumer information, systems security, interruptions, delays and failures, geographic concentration, the protection and defense of the Company’s intellectual property rights, and other risk factors set forth in the Company's Form 10-K for the year ended December 31, 2011. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts and operating data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net revenues	$20,288	$23,575	$36,361	$43,320

Operating costs and expenses
Cost of revenues (exclusive of amortization) (1)	11,098	12,597	19,435	23,305
Product development (1)	1,693	2,234	3,494	4,434
Sales and marketing	5,026	7,281	10,858	15,436
General and administrative	2,067	2,450	4,173	4,807
Restructuring charges, net	95	-	1,157	2,264
Total operating costs and expenses	19,979	24,562	39,117	50,246

Income (loss) from operations	309	(987)	(2,756)	(6,926)
Interest income	5	15	13	43
Income (loss) before income taxes	314	(972)	(2,743)	(6,883)
Provision for (benefit from) income taxes	-	-	-	-

Net income (loss)	$314	$(972)	$(2,743)	$(6,883)

Net income (loss) per share:
Basic	$0.02	$(0.05)	$(0.13)	$(0.34)
Diluted	$0.02	$(0.05)	$(0.13)	$(0.34)

Weighted average common shares outstanding:
Basic	20,650	20,549	20,619	20,530
Diluted	20,663	20,549	20,619	20,530

(1) Amortization of internal-use software and website development costs included in product development

Supplemental operating data (unaudited) (2)
Number of agents at beginning of period	1,624	2,422	1,701	3,403
Number of agents at end of period	1,508	2,197	1,508	2,197
Total value of real estate transactions closed during period (in millions)	$734.3	$952.1	$1,280.1	$1,740.7
Number of transactions closed during period (3)	2,924	3,992	5,336	7,628
Average net revenue per transaction during period (4)	$6,560	$5,558	$6,342	$5,320
Same market number of agents at beginning of period	1,607	2,170	1,641	2,409
Same market number of agents at end of period	1,508	1,979	1,508	1,979
Same market total value of real estate transactions closed during period (in millions)	$734.3	$890.8	$1,262.6	$1,603.1
Same market number of transactions closed during period (3)	2,924	3,664	5,256	6,834
Same market average net revenue per transaction during period (4)	$6,560	$5,653	$6,351	$5,455

(2)	Supplemental operating data includes owned-and-operated markets only.
(3)	The term "transaction" refers to each representation of a buyer or seller in a real estate purchase or sale.
(4)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

Reconciliation of non-GAAP adjusted EBITDA to net loss (unaudited, in thousands)

The Company defines Adjusted EBITDA as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that it does not consider reflective of its ongoing core operating performance. The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its core operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are reflective of its core operating performance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

GAAP net loss as reported	$314	$(972)	$(2,743)	$(6,883)
Add back
Interest income	(5)	(15)	(13)	(43)
Depreciation and amortization	433	484	870	973
Stock-based compensation expense	294	449	519	837
Restructuring charges, net	95	-	1,157	2,264
Non-GAAP Adjusted EBITDA	$1,131	$(54)	$(210)	$(2,852)

ZipRealty, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	June 30,	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$13,373	$12,634
Short-term investments	5,719	9,501
Accounts receivable, net of allowance of $28 and $35, respectively	1,617	1,209
Prepaid expenses and other current assets	1,656	2,002

Total current assets	22,365	25,346

Restricted cash	500	500
Property and equipment, net	2,265	2,211
Other assets	223	239

Total assets	$25,353	$28,296

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$825	$1,096
Accrued expenses and other current liabilities	3,794	4,337
Accrued restructuring charges, current portion	392	250

Total current liabilities	5,011	5,683

Other long-term liabilities	645	781

Total liabilities	5,656	6,464

Stockholders' equity
Common stock: $0.001 par value; 100,000 shares authorized: 24,247 and 24,167 shares issued and 20,637and 20,565 outstanding, respectively	24	24
Additional paid-in capital	158,693	158,080
Accumulated other comprehensive income (loss)	-	(3)
Accumulated deficit	(121,400)	(118,656)
Treasury stock, at cost: 3,610 and 3,602 shares, respectively	(17,620)	(17,613)
Total stockholders' equity	19,697	21,832

Total liabilities and stockholders' equity	$25,353	$28,296

ZipRealty, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2012	2011

Cash flows from operating activities
Net loss	$(2,743)	$(6,883)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	870	959
Amortization of intangible assets	-	14
Stock-based compensation expense	519	837
Non-cash restructuring charges	2	54
Provision for doubtful accounts	(7)	40
Amortization (accretion) of short-term investment premium (discount)	35	145
Loss on disposal of property and equipment	4	-
Changes in operating assets and liabilities
Accounts receivable	(401)	(20)
Prepaid expenses and other current assets	346	129
Other assets	16	(16)
Accounts payable	(271)	(552)
Accrued expenses and other current liabilities	(543)	(2,579)
Accrued restructuring charges, current portion	142	653
Other long-term liabilities	(136)	(68)
Net cash used in operating activities	(2,167)	(7,287)

Cash flows from investing activities
Purchases of short-term investments	-	(4,575)
Proceeds from sale or maturity of short-term investments	3,750	18,791
Purchases of property and equipment	(915)	(839)
Net cash provided by investing activities	2,835	13,377

Cash flows from financing activities
Proceeds from stock option exercises	79	26
Acquisition of treasury stock	(8)	(17)
Net cash provided by financing activities	71	9
Net increase (decrease) in cash and cash equivalents	739	6,099

Cash and cash equivalents at beginning of period	12,634	13,393

Cash and cash equivalents at end of period	$13,373	$19,492